Exhibit 5.1

GREENBERG TRAURIG, LLP

3161 Michelson Drive, Suite 1000

Irvine, California 92612

December 8, 2017

Aqua Metals, Inc.

1010 Atlantic Avenue

Alameda, California 94501

Re: Prospectus Supplement to Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Aqua Metals, Inc., a Delaware corporation (the “Company”), in connection with (i) the Registration Statement on Form S-3 (SEC File No. 333-213501) (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration by the Company of, among other things, common stock, par value $0.001 per share (the “Common Stock”), which may be issued from time to time as set forth in the Registration Statement and the prospectus contained therein; and (ii) the prospectus supplement dated December 8, 2017 (the “Prospectus Supplement”) relating to the issue and sale pursuant to the Registration Statement of up to 8,222,500 shares (the “Shares”) of Common Stock, which includes up to 1.072,500 Shares subject to an underwriter’s over-allotment option.

The Shares are to be sold by the Company pursuant to an underwriting agreement (the “Underwriting Agreement”) dated as of December 8, 2017, between the Company and the underwriter named therein.  The Underwriting Agreement will be filed with the Commission as Exhibit 1.1 to the Company’s Current Report on Form 8-K dated December 8, 2017 (“Form 8-K”).

You have requested our opinion as to the matters set forth below in connection with the issuance of the Shares. For purposes of rendering this opinion, we have examined the Registration Statement, the Prospectus Supplement, forms of the First Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company currently in effect, the Underwriting Agreement, and the corporate action of the Company that provides for the issuance of the Shares and execution of the Underwriting Agreement, and we have made such other investigations as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently verified the matters set forth in such certificates.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the reference to our name under the caption “Legal Matters” in the Prospectus Supplement.

Very truly yours,

/s/ GREENBERG TRAURIG, LLP